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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report dated November 22, 1997, relating to the balance sheets of Universal Document Management Systems, Inc. as of December 31, 1995 and 1996, and September 30, 1997 and the related statements of operations, stockholder's equity, and cash flows for the period from December 14, 1995 to December 31, 1995 and the year ended December 31, 1996 and the nine months ended September 30, 1997, included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


Our report dated November 22, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/KPMG Peat Marwick LLP


Cincinnati, Ohio
January 8, 1998